Exhibit 10.1
EXECUTION VERSION
$75,000,000 Aggregate Principal Amount
MIDWAY GAMES INC.
7.125% Convertible Senior Notes due 2026
PURCHASE AGREEMENT
May 24, 2006

PURCHASE AGREEMENT
May 24, 2006
BANC OF AMERICA SECURITIES LLC
    as Initial Purchaser
9 W. 57th Street, 22nd Floor
New York, New York 10019
Ladies and Gentlemen:
          Midway Games Inc., a Delaware corporation, (the “Company”), proposes to issue and sell to you, as initial purchaser (the “Initial Purchaser”) $75,000,000 aggregate principal amount of its 7.125% Convertible Senior Notes due 2026 (the “Bonds”).
          The Bonds are to be issued pursuant to an indenture (the “Indenture”) to be dated as of May 30, 2006 between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). The Bonds will be convertible in accordance with their terms and the terms of the Indenture into shares (the “Shares”) of the common stock of the Company, par value $0.01 per share (the “Common Stock”).
          The Bonds and the Shares will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to “qualified institutional buyers” in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”).
          The Initial Purchaser and its direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement to be entered into at or prior to the Time of Purchase (as hereinafter defined) between the Company and the Initial Purchaser (the “Registration Rights Agreement”).
          In connection with the sale of the Bonds, the Company has prepared a preliminary offering memorandum dated May 8, 2006 (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum” and, with the Preliminary Memorandum, each a “Memorandum”) including or incorporating by reference a description of the terms of the Bonds and the Shares, the terms of the offering and a description of the Company. As used herein, the term “Memorandum” shall include in each case the documents incorporated by reference therein, if any. The terms “supplement,” “amendment” and “amend” as used herein with respect to a Memorandum shall include all documents deemed to be incorporated by reference in such Memorandum, if any, that are filed subsequent to the date of such Memorandum with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used herein, “business day” shall mean a day on which the New York Stock Exchange is open for trading.

          The Company and the Initial Purchaser agree as follows:
          1. Sale and Purchase: Upon the basis of the warranties and representations and subject to the other terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, $75,000,000 aggregate principal amount of Bonds at a purchase price of 97% of the principal amount thereof plus a payment of $250,000 pursuant to Section 2 of the letter agreement between them, dated September 20, 2005.
          2. Payment and Delivery: Payment of the purchase price for the Bonds shall be made to the Company by Federal (same day) funds, against delivery of the Bonds to you, at the offices of Cleary Gottlieb Steen & Hamilton LLP in New York, New York, or at such other place as may be agreed upon by the parties hereto, for the account of the Initial Purchaser. Such payment and delivery shall be made at 10:00 A.M., Eastern time, on May 30, 2006 (unless another time shall be agreed to by you and the Company). The time at which such payment and delivery are actually made is herein sometimes called the “Time of Purchase.”
          Certificates for the Bonds shall be in definitive form or global form, as specified by you, and registered in the names and in such denominations as you shall request in writing not later than one full business day prior to the Time of Purchase. For the purpose of expediting the checking of the certificates for the Bonds by you, the Company agrees to make such certificates available to you for such purpose at least one full business day preceding the Time of Purchase.
          3. Representations and Warranties of the Company: The Company represents and warrants to the Initial Purchaser that:
          (a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in any Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder and (ii) the Preliminary Memorandum as of its date did not, and the Final Memorandum, as of its date and at the Time of Purchase, as amended or supplemented prior to the Time of Purchase, in each case when read in conjunction with the Company's press release, dated May 3, 2006 and furnished to the Commission on the Company's Current Report on Form 8-K (the “May 3 Release”) of even date therewith, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that any representations and warranties set forth in this paragraph do not apply to statements or omissions in any Memorandum based upon information relating to the Initial Purchaser furnished to the Company in writing by or on behalf of the Initial Purchaser expressly for use therein;
          (b) The Disclosure Package (as defined below), as of 9:15 A.M. (Eastern time) on the date hereof (the “Applicable Time”), when read in conjunction with the May 3 Release, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon information relating to the Initial Purchaser furnished to the Company in writing by or on behalf of the Initial Purchaser expressly for use therein. The term “Disclosure Package” shall mean (i) the Preliminary Memorandum, (ii) a final term sheet containing solely a description of the final terms of the Bonds and the offering thereof, in the form approved by the Initial Purchaser and in substantially the form attached as Schedule A hereto and (iii) any additional writings that the parties expressly agree in writing prior to their use to treat as part of the Disclosure Package.
          (c) As of the date of this Agreement, the Company has an authorized and outstanding capitalization as set forth under the column heading entitled “Actual” in the section of each Memorandum entitled “Capitalization” and, as adjusted to give effect to the offering of the Bonds and the application of the net proceeds therefrom as described in the “Use of Proceeds” section of the Final Memorandum, the Company would, as of March 31, 2006, have had an authorized and outstanding capitalization as set forth under the column heading entitled “As Adjusted” in the section of the Final Memorandum entitled “Capitalization”; all of the issued and outstanding securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all federal and state securities laws and were not issued in violation of any statutory or contractual preemptive rights, resale rights, rights of first refusal or similar rights; other than as described in the Disclosure Package and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or ownership interests in the Company are outstanding;
          (d) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Memorandum;
          (e) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, results of operation or prospects of the Company and the Subsidiaries (as hereinafter defined) taken as a whole (a “Material Adverse Effect”); and the Company is in compliance in all respects with the laws, orders, rules, regulations and directives issued or administered by such jurisdictions, except where the failure to be in compliance would not have a Material Adverse Effect;
          (f) The Company has no subsidiaries other than Midway Home Entertainment Inc., Midway Amusements Games, LLC, Midway Interactive Inc., Midway Sales Company, LLC, Midway Games (Europe) GmbH, Surreal Software Inc.,

Midway Studios — Austin Inc., Midway Studios — Los Angeles Inc., Midway Games Limited, K.K. Midway Games, Midway Home Studios Inc., Midway Games GmbH, Midway Games Canada Corp, Midway Games West Inc. and Midway Games SAS (collectively, the “Subsidiaries”); the subsidiaries of the Company, other than Midway Home Entertainment Inc., Midway Amusements Games, LLC, Surreal Software Inc., Midway Studios — Austin Inc., Midway Studios — Los Angeles Inc., Midway Games Limited and Midway Games West Inc., would not, individually or in the aggregate, be a “significant subsidiary” of the Company as defined by Rule 1-02 of Regulation S-X; other than the capital stock or other ownership interests of the Subsidiaries, the Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, joint venture, association or other entity; each Subsidiary has been duly organized and is validly existing as a corporation or limited liability company in good standing under the laws of the jurisdiction of its organization, with full corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Memorandum; each Subsidiary is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect; each of the Subsidiaries are in compliance in all respects with the laws, orders, rules, regulations and directives issued or administered by such jurisdictions, except where the failure to be in compliance would not have a Material Adverse Effect; all of the issued and outstanding shares of capital stock or other ownership interests of the Subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, and no options, warrants, or other rights to purchase, agreements or other obligations to issue or other rights to convert any obligation into shares of capital stock or other ownership interests in any Subsidiary are outstanding;
          (g) Neither the Company nor any of the Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which with notice, lapse of time, or both would result in any breach or violation of, constitute a default under) its respective charter or by-laws or other organizational documents; neither the Company nor any of the Subsidiaries is in breach or violation of, or in default under (nor has any event occurred which with notice, lapse of time, or both would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or person action on such holder’s behalf), the right to require the repurchase, redemption or repayment of all or part of such indebtedness under) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or their respective properties may be bound or affected, or under any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries, except where such breach, violation or default would not have a Material Adverse Effect; and the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Indenture and the Bonds and consummation of the transactions contemplated hereby and thereby including the issuance of the Bonds and the issuance of the Shares upon conversion of the Bonds, will not conflict with, result in any breach or violation of or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under), the charter or by-laws or other organizational documents of the Company or any of the Subsidiaries or any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or their respective properties may be bound or affected, or any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries;
          (h) The Indenture has been duly authorized by the Company and when duly executed and delivered by the Company and duly authorized, executed and delivered by the Trustee will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and general principles of equity;
          (i) The Registration Rights Agreement has been duly authorized by the Company and when executed and delivered by the Company and duly authorized, executed and delivered by the Initial Purchaser will be a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and general principles of equity;
          (j) The Bonds have been duly authorized by the Company and when executed and delivered by the Company and duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchaser in accordance with the terms hereof will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and general principles of equity, and will be entitled to the benefits of the Indenture and the Registration Rights Agreement; the Shares initially issuable upon conversion of the Bonds have been duly authorized and validly reserved for issuance upon conversion of the Bonds, and upon conversion of the Bonds in accordance with their terms and the terms of the Indenture will be issued free of statutory and contractual preemptive rights and are sufficient in number to meet the current conversion requirements, and such

Shares, when so issued upon such conversion in accordance with the terms of the Indenture, will be duly and validly issued and fully paid and non-assessable;
          (k) This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company enforceable in accordance with its terms, except as rights to indemnification and contribution hereunder may be limited by applicable law and except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or by general equitable principles;
          (l) The terms of the Bonds, the Registration Rights Agreement, the Indenture and the capital stock of the Company, including the Shares, conform in all material respects to the description thereof contained or incorporated by reference in the Disclosure Package and the Final Memorandum;
          (m) No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with the rules of the New York Stock Exchange, or approval of stockholders of the Company, is required in connection with the issuance and sale by the Company of the Bonds or the issuance of Shares upon conversion of the Bonds or the consummation of the transactions as contemplated hereby and by the Indenture, the Registration Rights Agreement and the Bonds other than (i) as may be required under the securities or blue sky laws of the various jurisdictions in which the Bonds and the Shares are being offered by the Initial Purchaser and (ii) as may be required by federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement and the listing of the Shares on the New York Stock Exchange in connection therewith; there are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Bonds or upon the issuance of Shares upon the conversion thereof;
          (n) The Company has obtained for the benefit of the Initial Purchaser the agreement (a “Lock-Up Agreement”), in the form set forth as Exhibit D hereto, of each of its executive officers and directors;
          (o) Except as described in the Disclosure Package and the Final Memorandum, (i) no person has the right, contractual or otherwise, to cause the Company to issue or sell to it any securities of the Company, (ii) no person has any preemptive rights, resale rights, rights of first refusal or other rights to purchase any securities of the Company and (iii) no person has the right to act as an initial purchaser or as a financial advisor to the Company in connection with the offer and sale of the Bonds, in the case of each of the foregoing clauses, whether as a result of the sale of the Bonds as contemplated hereby or otherwise; and except as described in the Disclosure Package and the Final Memorandum, no person has the right, contractual or otherwise, to cause the Company to register under the Securities Act any securities of the Company or to include any shares of Common Stock or shares of any other capital stock or other securities of the Company in the registration statement to be filed with the Commission pursuant to the Registration Rights Agreement, whether as a result of the sale of the Bonds as contemplated hereby or otherwise;
          (p) Ernst & Young LLP, whose reports on the consolidated financial statements of the Company and the Subsidiaries are included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent, registered public accountants with respect to the Company as required by the Securities Act, and the applicable published rules and regulations thereunder;
          (q) Each of the Company and the Subsidiaries has all necessary licenses, authorizations, permits, consents and approvals (collectively, “Consents”) and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule and has obtained all necessary Consents from other persons, in order to conduct its respective business, except to the extent that failure to have any such Consents or make any such filings would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any of the Subsidiaries is in violation of, or in default under, nor has the Company or any of the Subsidiaries received notice of any proceedings relating to revocation or modification of any such Consent or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any of the Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect; the Company, and each of its officers and directors in their capacities as such, is in compliance in all respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, including without limitation Sections 302 and 906 related to certifications, and the Company is in compliance with all applicable listing standards of the New York Stock Exchange;
          (r) Except as described in the Disclosure Package and the Final Memorandum, there are no actions, suits, claims, investigations or proceedings pending or threatened or, to the knowledge of the Company, after due inquiry, contemplated to which the Company or any of the Subsidiaries or any of their respective officers is or would be a party or of which any of their respective properties is or would be subject at law or in equity, or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, court, authority or agency, except any such action suit, claim, investigation or proceeding which would not result in a judgment, decree or order either (i) having, individually or in the aggregate, a Material Adverse Effect or (ii) preventing the consummation of the transactions contemplated hereby and by the Indenture, the Registration Rights Agreement and the Bonds;
          (s) All material tax returns required to be filed by the Company and each of the Subsidiaries have been filed, and all material taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been paid, other than those being contested in good faith and for which adequate reserves have been provided;
          (t) The Company and each of the Subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Company deems adequate; such insurance insures against such losses and risks to an extent which is adequate to protect the Company and the Subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force at the Time of Purchase;
          (u) Except as disclosed in the Disclosure Package and the Final Memorandum, neither the Company nor any of the Subsidiaries has sustained since the date of the last audited financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum any loss or interference with its respective business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree;
          (v) The Company has not sent or received any communication regarding termination of, or intent not to renew, any of the contracts or agreements that are, individually or in the aggregate, material to the Company and that are referred to, described in or incorporated by reference in the Disclosure Package and the Final Memorandum, and no such termination or non-renewal has been threatened by the Company or, to the Company’s knowledge after due inquiry, any other party to any such contract or agreement;
          (w) Neither the Company nor the Subsidiaries are engaged in any unfair labor practice, except as would not, individually or in the aggregate have a Material Adverse Effect; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any of the Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any of the Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of the Subsidiaries and (ii) to the Company’s knowledge after due inquiry, (A) no union organizing activities are currently taking place concerning the employees of the Company or any of the Subsidiaries and (B) there is no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of the Company or any of the Subsidiaries;

          (x) Each of the Company and the Subsidiaries owns or has obtained valid licenses for the patents, patent applications, inventions, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information systems or procedures), trademarks, trademark registrations service marks, service mark registrations, mask work rights, trade names, copyrights, and other rights which are described in the Disclosure Package and the Final Memorandum as being owned or used by or licensed to the Company or its Subsidiaries or which are necessary or used for the conduct of their respective businesses as currently conducted (collectively, the “Intellectual Property”), except as would not, individually or in the aggregate, have a Material Adverse Effect; except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Company and the Subsidiaries has taken all customary and commercially reasonable steps to protect its trade secrets and to ensure that it will own, or have rights sufficient for the conduct of its business in, the work product (and all Intellectual Property relating thereto) of its employees and consultants produced in the course of their work for the Company or any Subsidiary; except as set forth in the Disclosure Package and the Final Memorandum: (i) to the best knowledge of the Company, there are no rights of third parties to any such Intellectual Property inconsistent with the rights of the Company related to such Intellectual Property except as would not, individually or in the aggregate, have a Material Adverse Effect, (ii) to the best knowledge of the Company, there is no infringement by third parties of any such Intellectual Property owned or licensed by the Company or any of the Subsidiaries except as would not, individually or in the aggregate, have a Material Adverse Effect, (iii) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the rights of the Company or any of the Subsidiaries in or to any Intellectual Property except as would not, individually or in the aggregate, have a Material Adverse Effect, (iv) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or scope of any Intellectual Property except as would not, individually or in the aggregate, have a Material Adverse Effect, (v) there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes or otherwise violates, or would infringe or otherwise violate upon commercialization of its products and product candidates described in the Disclosure Package and the Final Memorandum, any patent, trademark, copyright, trade secret or other proprietary rights of others except as would not, individually or in the aggregate, have a Material Adverse Effect, and (vi) to the best knowledge of the Company there is no patent or patent application which contains claims that conflict or interfere with or may conflict or interfere with any Intellectual Property except as would not, individually or in the aggregate, have a Material Adverse Effect;
          (y) The financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum, together with the related notes and schedules, present fairly the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods specified and have been prepared in compliance in all material respects with the requirements of the Exchange Act and in compliance with the requirements of generally accepted accounting principles applied on a consistent basis during the periods involved; the other financial and statistical data set forth or incorporated by reference in the Disclosure Package and the Final Memorandum are accurately presented and prepared on a basis consistent with the financial statements and books and records of the Company; neither the Company nor the Subsidiaries have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Disclosure Package and the Final Memorandum, including any obligations under Title IV of ERISA arising from the Company or any Subsidiary being part of a “controlled group” (within the meaning of Section 4062 of ERISA) with a contributing sponsor of any pension plan, including without limitation being part of a “brother-sister group of trades or businesses under common control” (within the meaning of Treas. Reg. 1.414(c)-2) under the Internal Revenue Code of 1986, as amended); all disclosures contained or incorporated by reference in the Disclosure Package and the Final Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”) and Item 10 of Regulation S-K under the Act; and except as disclosed in the Disclosure Package and the Final Memorandum, there are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or any other relationships with unconsolidated entities or other persons, that may have a material current or future effect on the Company’s or any of its Subsidiaries’ financial condition, changes in financial condition, results in operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses;
          (z) Subsequent to the respective dates as of which information is given in the Disclosure Package and the Final Memorandum, and except as may be otherwise stated or incorporated by reference in the Disclosure Package and the Final Memorandum, there has not been (i) any material adverse change, or any development involving a prospective material adverse change, in the business, properties, prospects, regulatory environment, management, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, (ii) any transaction which is material to the Company and the Subsidiaries, taken as a whole, (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any of the Subsidiaries, which is material to the Company and the Subsidiaries, taken as a whole, (iv) any change in the capital stock or outstanding indebtedness of the Company or the Subsidiaries or (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company;
          (aa) The Company and the Subsidiaries and their properties, assets and operations are in compliance with, and hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect; there are no past or present conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Company or the Subsidiaries under, or to interfere with or prevent compliance by the Company or the Subsidiaries with, Environmental Laws; except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or, to its knowledge, affected by any pending or threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law);
          (bb) When the Bonds are issued pursuant to this Agreement, the Bonds will not be of the same class (within the meaning of Rule 144A) as securities that are listed on a national securities exchange registered pursuant to Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;
          (cc) Neither the Company nor any Affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act) (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or would be integrated with the sale of the Bonds in a manner that would require the registration under the Securities Act of the Bonds or (ii) offered, solicited offers to buy or sold the Bonds by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act;
          (dd) It is not necessary in connection with the offer, sale and delivery of the Bonds to the Initial Purchaser pursuant to this Agreement to register the Bonds or the Shares deliverable upon conversion of the Bonds under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended;
          (ee) Neither the Company nor any of the Subsidiaries is, nor after giving effect to the offering and sale of the Bonds and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will any of them be, required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;
          (ff) Except as described in the Disclosure Package and the Final Memorandum, the Company and each of the Subsidiaries has good and marketable title to all property (real and personal) described in, or in a document incorporated by reference in, the Disclosure Package and the Final Memorandum as being owned by each of them, free and clear of all liens, claims, security interests or other encumbrances other than minor encumbrances for easements and the like that do not interfere with the Company’s use of the property or the value of the property to the Company; all the property described in, or in a document incorporated by reference in, the Disclosure Package and the Final Memorandum as being held under lease by the Company or a Subsidiary is held thereby under valid, subsisting and enforceable leases;
          (gg) Except for the Registration Rights Agreement, there are no contracts or agreements between the Company and any person granting such person the right to require the Company to register any securities with the Commission;
          (hh) The Company and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with generally accepted accounting principles and (y) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;
          (ii) The Company does not have any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting; there has not been any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting; since the date of the most recent evaluation of the Company’s disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect the Company’s internal control over financial reporting, including any corrective actions with regard to significant deficiencies or material weaknesses;
          (jj) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Principal Executive Officer and its Principal Financial Officer by others within those entities, have been evaluated for effectiveness as of the end of the

Company’s most recently completed fiscal quarter, and such disclosure controls and procedures are effective to perform the functions for which they were established;
          (kk) The Company has provided you true, correct, and complete copies of all documentation pertaining to any extension of credit in the form of a personal loan made, directly or indirectly, by the Company to any director or executive officer of the Company, or to any family member or affiliate of any director or executive officer of the Company; and since July 30, 2002, the Company has not, directly or indirectly, including through any subsidiary: (i) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company, or to or for any family member or affiliate of any director or executive officer of the Company, or (ii) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Company, or any family member or affiliate of any director or executive officer, which loan was outstanding on July 30, 2002, in each case in violation of the Sarbanes-Oxley Act of 2002;
          (ll) Any statistical and market-related data included or incorporated by reference in the Disclosure Package and the Final Memorandum are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required;
          (mm) Neither the Company nor any of the Subsidiaries nor, to the Company’s knowledge after due inquiry, any employee or agent of the Company or the Subsidiaries has made any payment of funds of the Company or the Subsidiaries or received or retained any funds in violation of any law, rule or regulation;
          (nn) Neither the Company nor any of the Subsidiaries nor any of their respective directors or officers has taken or will take, directly or indirectly, any action designed, or which has constituted or might reasonably be expected to cause or result in, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Bonds or the Shares issued upon conversion thereof;
          (oo) The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission via EDGAR;
          (pp) Except as disclosed in the Disclosure Package and the Final Memorandum, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or the Initial Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offer or sale of the Bonds or the Shares by the Company; and

          (qq) The agreements filed as exhibits to the Company’s most recent annual report on Form 10-K and those filed as exhibits to any subsequent Form 8-K or 10-Q filed by the Company constitute all agreements that are (i) material to the Company and the Subsidiaries, taken as a whole, and (ii) required to be filed pursuant to clause (10) of paragraph (b) of Item 601 of Regulation S-K under the Securities Act.
          In addition, any certificate signed by any officer of the Company or any of the Subsidiaries and delivered to the Initial Purchaser or counsel for the Initial Purchaser in connection with the offering of the Bonds shall be deemed to be a representation and warranty by the Company or Subsidiary, as the case may be, as to matters covered thereby, to the Initial Purchaser.
          4. Representations, Warranties and Covenants of the Initial Purchaser. The Initial Purchaser proposes to offer the Bonds for sale upon the terms and conditions set forth in this Agreement and the Disclosure Package and the Final Memorandum, and the Initial Purchaser hereby represents and warrants to and agrees with the Company that:
          (a) It will offer and sell the Bonds only to persons whom it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A in transactions meeting the requirements of Rule 144A. Each purchaser of Bonds shall be deemed to have represented and agreed as provided in each Memorandum under the caption “Notice to Investors”;
          (b) It is a QIB within the meaning of Rule 144A;
          (c) It has not and will not, directly or indirectly, solicit offers in the United States for, or offer or sell, the Bonds by any form of general solicitation, general advertising (as such terms are used in Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and
          (d) Without the prior written consent of the Company, it will not use, authorize use of, refer to or participate in the planning for use of, any material that would be deemed to be a “free writing prospectus” under the Securities Act if the offer or sale of the Bonds or Shares were registered under the Securities Act; provided that such material shall not include the Disclosure Package, the Final Memorandum and any other offering materials prepared by or with the prior consent of the Company; and provided further that the Initial Purchaser may send customary notices in respect of the offering of the Bonds through the Bloomberg system.
          5. Certain Covenants of the Company: The Company hereby agrees that:
          (a) The Company will prepare the materials contained in the Disclosure Package and the Final Memorandum in a form approved by the Initial Purchaser and will make no amendment or supplement to the Disclosure Package or the Final Memorandum to which the Initial Purchaser reasonably objects;

          (b) Promptly from time to time, the Company will take such action as the Initial Purchaser may reasonably request to qualify the Bonds and the Shares for offering and sale under the securities laws of such jurisdictions as the Initial Purchaser may request and will comply with such laws so as to permit the continuance of sales and dealing therein in such jurisdictions for as long as may be necessary to complete the distribution of the Bonds; provided, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or subject itself to any tax in any such jurisdiction where it is not now so qualified or subject; and to promptly advise you of the receipt by the Company of any notification with respect to the suspension of the qualification of the Bonds or the Shares for sale in any jurisdiction or the initiation or threatening of any such proceeding for such purpose;
          (c) The Company will furnish the Initial Purchaser with as many copies of the materials contained in the Disclosure Package and the Final Memorandum, any documents incorporated by reference therein and any amendment or supplement thereto as the Initial Purchaser may from time to time reasonably request, and if, at any time prior to the completion of the resale of the Bonds by the Initial Purchaser, any event or development shall have occurred as a result of which the Disclosure Package and the Final Memorandum as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, as the case may be, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Disclosure Package and the Final Memorandum, the Company will notify the Initial Purchaser and upon the request of the Initial Purchaser will prepare and furnish without charge to the Initial Purchaser and to any dealer in securities as many copies as the Initial Purchaser may from time to time reasonably request of an amended Memorandum or a supplement to the Disclosure Package and the Final Memorandum which will correct such statement or omission or effect such compliance;
          (d) During the period beginning from the date hereof and continuing until the date 90 days after the date of the Final Memorandum, the Company will not, without the prior written consent of the Initial Purchaser, issue, offer, sell, contract to sell, hypothecate, pledge, grant or sell any option, right or warrant to purchase, or otherwise dispose of, or contract to dispose of, any Common Stock, any securities substantially similar to the Bonds or the Common Stock, any securities that are convertible into or exchangeable for shares of Common Stock and debt securities or any securities that are convertible into or exchangeable for the Bonds or such other debt securities (other than (i) the issuance of the Bonds; (ii) the issuance of Shares upon conversion of the Bonds; (iii) the issuance of shares of Common Stock upon conversion or exercise of convertible or exercisable or exchangeable securities outstanding as of the date of this Agreement, (iv) the issuance of shares of Common Stock or options pursuant to employee stock option or employee stock purchase plans existing on, or upon exercise of warrants outstanding as of, the date of this Agreement, or (v) up to 500,000 shares of Common Stock in connection with the acquisition of other companies or businesses), or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or Bonds irrespective of whether any transaction mentioned above is to be settled by delivery of the Common Stock, the Bonds or other securities, in cash or otherwise; in addition, if (1) during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this section shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs;
          (e) At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act and so long as any of the Bonds (or Shares issued upon conversion thereof) are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, for the benefit of holders from time to time of the Bonds, the Company will furnish at its expense, upon request, to holders and beneficial owners of Bonds and prospective purchasers of Bonds information satisfying the requirements of subsection (d)(4)(i) of Rule 144A;
          (f) The Company will use its reasonable best efforts to cause the Bonds to be eligible for trading in PORTAL;
          (g) For so long as the Bonds remain outstanding, the Company will furnish to the Initial Purchaser copies of all reports or other communications (financial or other) furnished to stockholders of the Company, and will deliver to the Initial Purchaser (i) as soon as they are available, copies of any reports and financial statements furnished to or filed by the Company with the Commission or any securities exchange on which the Bonds or any class of securities of the Company is listed; and (ii) such additional information concerning the business and financial condition of the Company as the Initial Purchaser may from time to time reasonably request (such financial information to be on a consolidated basis to the extent the accounts of the Company and the Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);
          (h) The Company will use the net proceeds received by it from the sale of the Bonds pursuant to this Agreement in the manner specified in the Disclosure Package and the Final Memorandum under the caption “Use of Proceeds”;
          (i) The Company will reserve and keep available at all times free of preemptive rights, Shares for the purpose of enabling the Company to satisfy any obligations to issue Shares upon conversion of the Bonds;

          (j) Between the date hereof and the Time of Purchase, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price;
          (k) The Company will use its reasonable best efforts to list, as promptly as practicable but in no event later than the time that the registration statement is declared effective in accordance with the Registration Rights Agreement, and subject to notice of issuance, the Shares on the New York Stock Exchange;
          (l) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including, without limitation, (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Bonds and all other fees and expenses in connection with the preparation of the materials contained in the Disclosure Package and the Final Memorandum and all amendments and supplements thereto, including all printing costs associated therewith, and the furnishing of copies thereof to the Initial Purchaser and to dealers (including costs of mailing and shipment), (ii) all costs related to the preparation, issuance, execution, authentication and delivery of the Bonds and the Shares, (iii) all costs related to the transfer and delivery of the Bonds to the Initial Purchaser, including any transfer or other taxes payable thereon, (iv) all expenses in connection with the qualification of the Bonds and the Shares for offering and sale under state laws and the cost of printing and furnishing of copies of any blue sky or legal investment memorandum to the Initial Purchaser and to dealers (including filing fees and the fees and disbursements of counsel for the Initial Purchaser in connection with such qualification and in connection with such blue sky or legal investment memorandum), (v) any fees payable to investment rating agencies with respect to the rating of the Bonds, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the fees and expenses, if any, incurred in connection with the admission of the Bonds for trading in PORTAL or any appropriate market system, (viii) the costs and expenses of the Company relating to presentations on any “road show” undertaken in connection with the marketing of the offering of the Bonds, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, and (ix) all other cost and expenses incident to the performance of the Company’s obligations hereunder for which provision is not otherwise made in this Section 5(k);
          (m) Without the prior written consent of the Initial Purchaser, it will not use, authorize use of, refer to or participate in the planning for use of, any material that would be deemed to be a “free writing prospectus” under the Securities Act if the offer or sale of the Bonds or Shares were registered under the Securities Act; provided that such material shall not include the Disclosure Package, the Final Memorandum and any other offering materials prepared by or with the prior consent of the Initial Purchaser.
          (n) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Bonds in a manner which would require the registration under the Securities Act of the offer and sale of the Bonds pursuant to this Agreement;
          (o) The Company will not to solicit any offer to buy or offer or sell the Bonds or the Shares by means of any form of general solicitation or general advertising (as those terms are used in Regulation D) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act;
          (p) During the period after the Time of Purchase the Company will not, and will not permit Affiliates, to resell any of the Bonds or the Shares which constitute “restricted securities” under Rule 144 under the Securities Act that have been reacquired by any of them except pursuant to an effective registration statement under the Securities Act;
          (q) Neither the Company nor any of its directors or officers will take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Bonds contemplated hereby; and
          (r) The Company and each Subsidiary will comply in all material respects with all applicable securities and other laws, rules and regulations, including without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the officers and directors of the Company and each Subsidiary, as the case may be, in their capacities as such, to comply with such laws, rules and regulations, including without limitation, the provisions of the Sarbanes-Oxley Act.
          6. Reimbursement of Initial Purchaser Expenses: If the Bonds are not delivered for any reason other than the default by the Initial Purchaser in its obligations hereunder, the Company will reimburse the Initial Purchaser for all of its out-of-pocket expenses (including the reasonable fees and disbursements of its counsel) reasonably incurred by the Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.
          7. Conditions of Initial Purchaser Obligations: The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties on the part of the Company on the date hereof and at the Time of Purchase. Additionally, the obligations of the Initial Purchaser hereunder are subject to performance by the Company of its obligations hereunder and to the following conditions:

          (a) The Company shall furnish to the Initial Purchaser at the Time of Purchase an opinion of its General Counsel, addressed to the Initial Purchaser and dated the date of the Time of Purchase, substantially in the form set forth in Exhibit A hereto;
          (b) The Company shall furnish to the Initial Purchaser at the Time of Purchase an opinion of Jones Day, counsel for the Company, addressed to the Initial Purchaser and dated the date of the Time of Purchase, substantially in the form set forth in Exhibit B hereto;
          (c) The Initial Purchaser shall have received on the date of this Agreement and at the Time of Purchase from Ernst & Young LLP customary comfort letters dated as of the date of this Agreement and the date of the Time of Purchase and addressed to the Initial Purchaser, in form and substance satisfactory to counsel for the Initial Purchaser;
          (d) The Initial Purchaser shall have received at the Time of Purchase the opinion of counsel for the Initial Purchaser, dated the date of the Time of Purchase, in form and substance reasonably satisfactory to the Initial Purchaser;
          (e) No amendment or supplement to the Disclosure Package or the Final Memorandum, or any document which upon filing with the Commission would be incorporated by reference in the Disclosure Package or the Final Memorandum, shall at any time have been made or filed to which the Initial Purchaser has reasonably objected in writing;
          (f) At the Time of Purchase, neither the Disclosure Package nor the Final Memorandum, in each case when read in conjunction with the May 3 Release, shall contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
          (g) Between the time of execution of this Agreement and the Time of Purchase, (i) no material adverse change or any development involving a prospective material adverse change in the business, prospects, properties, management, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole shall occur or become known and (ii) no transaction which is material and unfavorable to the Company (other than as disclosed in the Disclosure Package and the Final Memorandum) shall have been entered into by the Company or any of the Subsidiaries;
          (h) The Company will at the Time of Purchase deliver to you a certificate of its Chief Executive Officer and its Chief Financial Officer in the form attached as Exhibit C hereto;
          (i) You shall have received copies, duly executed by the Company and the other parties thereto, of the Registration Rights Agreement and the Indenture;

          (j) Each executive officer and director of the Company shall have entered into Lock-Up Agreements in the form attached as Exhibit D hereto on or prior to the date hereof, and each such Lock-Up Agreement shall have been delivered to you and shall be in full force and effect at the Time of Purchase;
          (k) The Company shall have furnished to you such other documents and certificates, including documents and certificates as to the accuracy and completeness of any statement in the Disclosure Package and the Final Memorandum as of the Time of Purchase, as you may reasonably request;
          (l) The Bonds shall have been designated for trading on PORTAL, subject only to notice of issuance at or prior to the Time of Purchase; and
          (m) Between the time of execution of this Agreement and the Time of Purchase, there shall not have occurred any downgrading, nor shall any notice have been given of (i) any intended or potential downgrading or (ii) any review or possible change that does not indicate an improvement, in the rating accorded any securities of or guaranteed by the Company or any Subsidiary of the Company by any “nationally recognized statistical rating organization”, as that term is defined in Rule 436(g)(2) promulgated under the Securities Act.
          8. Termination: The obligations of the Initial Purchaser hereunder shall be subject to termination in the absolute discretion of the Initial Purchaser, if, (x) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Disclosure Package and the Final Memorandum, there has been any material adverse change or any development involving a prospective material adverse change in the business, prospects, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, which would, in the judgment of the Initial Purchaser, make it impracticable or inadvisable to proceed with the offering or the delivery of the Bonds on the terms and in the manner contemplated in the Disclosure Package and the Final Memorandum; (y) at any time prior to the Time of Purchase there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) an outbreak or escalation of hostilities or acts of terrorism involving the United States or a declaration by the United States of a national emergency or war; or (v) any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in the judgment of the Initial Purchaser makes it impracticable or inadvisable to proceed with the offering or the delivery of the Bonds on the terms and in the manner contemplated in the Disclosure Package and the Final Memorandum; or (z) at any time prior to the Time of Purchase there shall have occurred any downgrading, or any notice or announcement shall have been given or made of (i)

any intended or potential downgrading or (ii) any watch, review or possible change that does not indicate an affirmation or improvement in the rating accorded any securities of or guaranteed by the Company or any Subsidiary by any “nationally recognized statistical rating organization,” as that term is defined in Rule 436(g)(2) under the Securities Act.
          If you elect to terminate this Agreement as provided in this Section 8, the Company shall be notified as provided for herein.
          If the sale to the Initial Purchaser of the Bonds, as contemplated by this Agreement, is not carried out by the Initial Purchaser for any reason permitted under this Agreement or if such sale is not carried out because the Company shall be unable to comply and does not comply with any of the terms of this Agreement, the Company shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 5(k), 6 and 9 hereof), and the Initial Purchaser shall be under no obligation or liability to the Company under this Agreement (except to the extent provided in Section 9 hereof) or to one another hereunder.
          9. Indemnity by the Company and the Initial Purchaser:
          (a) The Company agrees to indemnify, defend and hold harmless the Initial Purchaser, its partners, directors and officers, and any person who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Initial Purchaser Indemnified Party”), and the successors and assigns of all the foregoing persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, any such Initial Purchaser Indemnified Party or any such person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the materials contained in the Disclosure Package (including, for this purpose, the May 3 Release), the Final Memorandum (including, for this purpose, the May 3 Release), or in any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or omission or alleged untrue statement or omission of a material fact contained in or omitted from and in conformity with information furnished in writing by or on behalf of the Initial Purchaser to the Company expressly for use therein.
          (b) The Initial Purchaser agrees to indemnify, defend and hold harmless the Company, its directors and officers and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Company Indemnified Party”) from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which such Company Indemnified Party may incur under the Securities Act, the Exchange Act or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in information concerning the Initial Purchaser furnished in writing by or on behalf of the Initial Purchaser to the Company expressly for use in the Disclosure Package, the Final Memorandum, or in any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in connection with such information.
          (c) If any action, suit or proceeding (each, a “Proceeding”) is brought against any person in respect of which indemnity may be sought pursuant to either subsection (a) or (b) of this Section 9, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing of the institution of such Proceeding and such Indemnifying Party shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all fees and expenses; provided, however, that the omission to so notify such Indemnifying Party shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party or otherwise. Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such Proceeding or such Indemnifying Party shall not have employed counsel to have charge of the defense of such Proceeding within 30 days of the receipt of notice thereof or such Indemnified Party shall have reasonably concluded that there may be defenses available to it that are different from, additional to, or in conflict with those available to such Indemnifying Party (in which case such Indemnifying Party shall not have the right to direct the defense of such Proceeding on behalf of such Indemnified Party, but such Indemnifying Party may employ counsel and conduct the defense thereof and the fees and expenses of such counsel shall be at the expense of such Indemnifying Party), in any of which events such fees and expenses shall be borne by such Indemnifying Party and paid as incurred (it being understood, however, that such Indemnifying Party shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings together with reasonably necessary local counsel representing the Indemnified Parties who are parties to such Proceeding). An Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with the written consent of such Indemnifying Party, such Indemnifying Party agrees to indemnify and hold harmless an Indemnified Party from and against any loss or liability by reason of such settlement. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse such Indemnified Party for fees and expenses of counsel as contemplated by the second sentence of this paragraph, then such Indemnifying Party agrees that it shall be liable for any settlement of any Proceeding effected without its written consent if (i) such settlement is entered into more than 60 business days after receipt by such Indemnifying Party of the aforesaid request, (ii) such Indemnifying Party shall not have fully reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement and (iii) such Indemnified Party shall have given such Indemnifying Party at least 30 days’ prior notice of its intention to settle. An Indemnifying Party shall not, without the prior written consent of any Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which such Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.
          (d) If the indemnification provided for in this Section 9 is unavailable to an Indemnified Party under subsections (a) and (b) of this Section 9 or insufficient to hold an indemnified party harmless in respect of any losses, damages, expenses, liabilities or claims referred to therein, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchaser on the other hand from the offering of the Bonds or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchaser on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchaser on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of the Initial Purchaser’s discounts and commissions but before deducting expenses) received by the Company bear to the discounts and commissions received by the Initial Purchaser. The relative fault of the Company on the one hand and of the Initial Purchaser on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any Proceeding.
          (e) The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in subsection (d) above. Notwithstanding the provisions of this Section 9, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Bonds resold by it in the initial placement of such Bonds were offered to investors exceeds the amount of any damages which the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
          (f) The indemnity and contribution agreements contained in this Section 9 and the covenants, warranties and representations of the Company and the Initial Purchaser contained in this Agreement shall remain in full force and effect (regardless of any investigation made by on behalf of the Initial Purchaser, its partners, directors or officers or any person (including each partner, officer or director of such person) who controls the Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors and officers or any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and shall survive any termination of this Agreement or the issuance and delivery of the Bonds. The Company and the Initial Purchaser agree promptly to notify each other of the commencement of any litigation or proceeding against it and, in the case of the Company, against any of the Company’s officers and directors, in connection with the issuance and sale of the Bonds, or in connection with any Memorandum or the Disclosure Package.
          10. Effectiveness: This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
          11. Information Furnished by the Initial Purchaser: The statements (a) set forth in the last paragraph on the cover page of each Memorandum and the statements set forth in the second-to-last paragraph regarding overallotment and stabilization under the caption “Plan of Distribution” in each Memorandum and (b) with respect to any material contained in the Disclosure Package, agreed to in writing by the Initial Purchaser as being information furnished by or on behalf of the Initial Purchaser, constitute the only information furnished by or on behalf of the Initial Purchaser.
          12. Notices: Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing or by facsimile and, if to the Initial Purchaser, shall be sufficient in all respects if delivered or sent to Banc of America Securities LLC, 9 W. 57th Street, 22nd Floor, New York, New York 10019, Attention: Syndicate Department, Telecopy No.: (212) 933-2217, with a copy to (for informational purposes only): Attention: Legal Department, Telecopy No.: (212) 457-3745, and, if to the Company, shall be sufficient in all respects if delivered or sent to the Company at the offices of the Company at 2704 West Roscoe Street, Chicago, Illinois 60618, Attention: Deborah Fulton, Telecopy No. (773) 961-2299.

          13. Governing Law and Construction: THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. THE SECTION HEADINGS IN THIS AGREEMENT HAVE BEEN INSERTED AS A MATTER OF CONVENIENCE OF REFERENCE AND ARE NOT A PART OF THIS AGREEMENT.
          14. Parties at Interest: The Agreement herein set forth has been and is made solely for the benefit of the Initial Purchaser and the Company and the controlling persons, directors and officers referred to in Section 9 hereof, and their respective successors, assigns, executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Initial Purchaser) shall acquire or have any right under or by virtue of this Agreement.
          15. Counterparts: This Agreement may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties. Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.
          16. Submission to Jurisdiction: Except as set forth below, no Proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Proceeding arising out of or in any way relating to this Agreement is brought by any third party against the Initial Purchaser. The Company hereby waives all right to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.
          17. Relationship Between the Parties. The Company hereby acknowledges that the Initial Purchaser is acting solely as initial purchaser in connection with the purchase and sale of the Company’s securities; the Company further acknowledges that the Initial Purchaser is acting pursuant to a contractual relationship created solely by this Purchase Agreement entered into on an arm’s length basis and in no event do the parties intend that the Initial Purchaser act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that the Initial Purchaser may undertake or has undertaken in furtherance of the purchase and sale of the Company’s securities, either before or after the date hereof. The Initial Purchaser hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Purchase Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Initial Purchaser agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by the Initial Purchaser to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Initial Purchaser with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Purchase Agreement or any matters leading up to such transactions.

          If the foregoing correctly sets forth the understanding between the Company and the Initial Purchaser, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and the Initial Purchaser.

Very truly yours, MIDWAY GAMES INC.
By:	/s/ David F. Zucker
	Name:	David F. Zucker
	Title:	President and CEO

Accepted and agreed to as of the date first
above written

BANC OF AMERICA SECURITIES LLC

By:	/s/ Derek Dillon

Name: Derek Dillon
Title: Managing Director

Schedule A
FORM OF FINAL TERM SHEET
Banc of America Securities LLC
Midway Games Inc.
7.125% Convertible Senior Notes due 2026

Issuer:	Midway Games Inc.
Title of securities:	7.125% Convertible Senior Notes due 2026
Issue price:	100%
Aggregate principal amount offered:	$75,000,000. The initial purchaser does not have an option to purchase additional notes.
Net proceeds:	Approximately $72.3 million after deducting Banc of America’s discount and commission and the estimated offering expenses payable by Midway
Maturity:	May 31, 2026
Annual interest rate:	7.125% per annum
Interest payment dates:	May 31 and November 30 of each year, beginning on November 30, 2006
Call dates:	Midway may from time to time, at its option, redeem the notes, in whole or in part, on or after June 6, 2013 at a redemption price payable in cash equal to 100% of the principal amount of the notes redeemed, plus any accrued and unpaid interest and additional interest to, but excluding, the redemption date. See “Description of the Notes — Redemption of Notes at our Option.”
Put dates:	Holders may generally require Midway to repurchase all or a portion of their notes on each of May 31, 2010, May 31, 2016 and May 31, 2021 at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, or if a “fundamental change,” as defined in the Preliminary Offering Memorandum dated May 8, 2006, occurs. See “Description of the Notes — Repurchase of Notes by us at the Option of the Holder” and “— Holders May Require us to Repurchase their Notes upon a Fundamental Change.”
Initial conversion price:	$10.86 per share of common stock
Initial conversion rate:	92.0810 shares of common stock per $1,000 aggregate principal amount of notes
Settlement:	May 30, 2006

Registration rights:	Midway has agreed to file, within 90 days of the date on which it first issues the notes, a shelf registration statement relating to the resale of the notes and the shares of common stock issuable upon conversion of the notes. See “Description of the Notes — Registration Rights, Additional Interest.”
Sch.-A-1

Use of proceeds:	Midway intends to use the net proceeds for general corporate purposes, including working capital and capital expenditures. Midway may also use a portion of the net proceeds to fund possible future acquisitions of, or strategic alliances with, development companies or other companies involved in the development or production of video games. See “Use of Proceeds.”

Reset of conversion rate:	The section in the Preliminary Offering Memorandum under “Description of Notes — Adjustment to the Conversion Rate on May 31, 2008” and any related discussion elsewhere in the Preliminary Offering Memorandum is deleted in its entirety. In its place, the following section is added:

If, on any date (such date, the “Reset Determination Date”) prior to May 31, 2008, (1) the arithmetic average of the daily volume-weighted average price (“VWAP”) of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the Reset Determination Date is below $8.00 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any) and (2) 110% of the closing sale price on the Reset Determination Date is less than or equal to $8.80 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any), the conversion rate shall be increased as of such Reset Determination Date such that the conversion price would be $8.80 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any).

In addition, if, on any date (such date, the “Additional Reset Determination Date”) prior to May 31, 2008, (1) the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on the Additional Reset Determination Date is below $6.00 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any) and (2) 110% of the closing sale price on the Additional Reset Determination Date is less than or equal to $6.60 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any), the conversion rate shall be increased as of such Reset Determination Date such that the conversion price would be $6.60 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any).

A Reset Determination Date does not need to have occurred in order for an Additional Reset Determination Date to occur.

Furthermore, if, on May 31, 2008 or May 31, 2009, 110% of the VWAP of the common stock for any 20 trading days within a period of 30 consecutive trading days ending on such date is below the conversion price in effect at that time, the conversion rate shall be increased as of such Reset Determination Date such that the conversion price would be 110% of such VWAP. The conversion rate will not be adjusted on May 31, 2008 or May 31, 2009 if 110% of the VWAP of the common stock for such 20 trading days within such period of 30 consecutive trading days ending on such date is equal to or greater than the conversion price in effect at that time.

In no event shall the conversion rate be increased such that the conversion price would be less than $6.60 (as adjusted for Anti-Dilution Conversion Rate Adjustments, if any).

Additional adjustment to the conversion price:	In addition to the adjustments to the Conversion Rate described under “Description of Notes — Adjustments to the Conversion Rate”, Midway will adjust the conversion price for the following:

At any time prior to May 31, 2010, if Midway issues (1) any shares of its common stock, (2) any securities exchangeable or convertible into its common stock, or (3) any rights or warrants to purchase or subscribe for its common stock or securities exchangeable or convertible into its common stock, in each case at a price below the then-effective conversion price (each such issuance, a

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“Dilutive Equity Issuance”), the conversion price will be reduced to a new conversion price calculated as follows:

a) if Midway issues common stock, then by dividing (i) an amount equal to the sum of (A) the product obtained by multiplying the aggregate number of shares of common stock outstanding immediately prior to such issue by the conversion price in effect immediately prior to such issue, and (B) the consideration, if any, received by Midway upon such issue by (ii) the aggregate number of shares of common stock outstanding immediately after such issue;

b) if Midway issues any securities exchangeable or convertible into its common stock, whether or not the right to exchange or convert is immediately exercisable, and the price per share for which shares of common stock are issuable upon such exchange or conversion (determined by dividing (i) the sum of the total amount received or receivable by Midway as consideration for the issue of such securities and the minimum aggregate amount of additional consideration, if any, payable to Midway upon the exchange or conversion thereof, by (ii) the maximum aggregate number of shares of common stock issuable upon the exchange or conversion of all such securities) shall be less than the conversion price in effect immediately prior to such issue, then the maximum aggregate number of shares of common stock issuable upon the exchange or conversion of all such exchangeable or convertible securities shall (as of the date of the issue of such securities) be deemed to be outstanding and to have been issued for such price per share, and the new conversion price shall be calculated as described in clause (a) on the basis of such deemed issuance; and

c) if Midway issues any rights or warrants described above (all such rights or warrants being herein called “Rights” and all such convertible or exchangeable securities being herein called “Convertible Securities”, whether or not such Rights are immediately exercisable or any such Convertible Securities are convertible or exchangeable immediately upon issuance), and the price per share for which shares of common stock are issuable upon the exercise of such Rights or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the sum of the total amount, if any, received or receivable by Midway as consideration for such Rights, and (x) in the case of Rights exercisable for shares of Common Stock, the minimum aggregate amount of additional consideration, if any, payable to Midway upon the exercise of all such Rights for shares of common stock, or (y) in the case of Rights exercisable for Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the maximum aggregate number of shares of common stock issuable upon the exercise of such Rights or upon the conversion or exchange of all such Convertible Securities) shall be less than the conversion price in effect immediately prior to the time of the issue of such Rights, then the maximum aggregate number of shares of common stock issuable upon the exercise of all such Rights or upon the conversion or exchange of all such Convertible Securities shall (as of the date of issue of such initial Rights) be deemed to be outstanding and to have been issued for such price per share, and the new conversion price shall be calculated as described in clause (a) on the basis of such deemed issuance.

For the avoidance of doubt, the adjustment to the conversion price described hereunder shall be made on the issue date for the Dilutive Equity Issuance and in case of (b) or (c) above, the conversion price shall not be subject to adjustment at the time common stock or Convertible Securities are issued upon the exercise of any Rights or at the time common stock is issued upon conversion or exchange of any Convertible Securities.

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If the exchange, conversion or exercise price of any securities described in (b) or (c) above is subsequently reduced by Midway, other than as a result of the anti-dilution adjustments provided for in the terms of the securities at time of issuance, the conversion price of the notes will be further reduced by applying the applicable formula provided above.

Notwithstanding the foregoing, the term “Dilutive Equity Issuance” shall not include issuances (A) described in “Description of the Notes — Adjustments to the Conversion Rate, (B) of any common stock, Convertible Securities or Rights issuable to any employees, directors or consultants pursuant to any future or existing equity compensation plan, (C) of any common stock, Convertible Securities or Rights existing on the date of issuance of the notes, including without limitation, the 6.0% Convertible Senior Notes due 2025, (D) of any common stock, Convertible Securities or Rights issuable under the existing rights agreement or that may be issued pursuant to any rights plan that may replace the existing rights agreement or (E) of common stock or securities exchangeable or convertible into its common stock issued in connection with an acquisition by Midway of stock or assets of another company, in connection with a licensing or other strategic relationship or joint venture with another company or in connection with a strategic investment in Midway.

Adjustment to conversion rate upon 90% beneficial ownership by controlling shareholder or his related parties:	If Midway’s controlling shareholder or any of his related parties is the beneficial owner of 90% or more of the aggregate fair market value of all of Midway’s outstanding capital stock, then Midway will increase the conversion rate applicable to all notes by 7.2495 shares per $1,000 principal amount of notes. See “Description of the Notes — Conversion Rights — Adjustment to the Conversion Rate upon 90% Beneficial Ownership by Mr. Redstone or his Related Parties.”

Adjustment to conversion rate upon certain fundamental changes:	The following is the completed table titled “Number of Additional Shares” included in the Preliminary Offering Memorandum under the caption “Description of the Notes — Conversion Rights — The Increase in the Conversion Rate”:

Stock Price
Effective Date	$9.87	$10.50	$10.86	$11.00	$11.50	$12.00	$13.00	$14.00	$15.00	$16.00	$18.00	$20.00	$22.50	$25.00
23-May-06	9.23	9.23	8.63	8.34	7.37	6.51	5.08	3.90	3.23	2.47	1.21	0.52	0.07	0.00
31-May-07	9.23	9.23	8.59	8.31	7.31	6.46	5.04	3.86	3.12	2.36	1.20	0.52	0.05	0.00
31-May-08	9.23	9.08	8.35	8.09	7.21	6.41	4.93	3.64	3.02	2.28	1.19	0.51	0.03	0.00
31-May-09	9.23	7.92	7.28	7.06	6.33	5.68	4.53	3.58	2.79	2.12	1.14	0.51	0.03	0.00
31-May-10	9.23	7.26	6.75	6.56	5.93	5.34	4.32	3.44	2.70	2.07	1.11	0.49	0.02	0.00
31-May-11	6.40	5.62	5.24	5.10	4.64	4.21	3.47	2.83	2.29	1.81	1.01	0.44	0.01	0.00
31-May-12	2.66	1.84	1.58	1.52	1.33	1.19	0.98	0.80	0.65	0.51	0.29	0.10	0.00	0.00
6-Jun-13	1.96	0.35	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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The numbers of additional shares set forth in the table above are based on a closing sale price of $9.87 per share of Midway’s common stock on May 23, 2006 and certain pricing assumptions.

The exact applicable price and effective date may not be as set forth in the table above, in which case:
•	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, Midway will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $25.00 per share (subject to adjustment), Midway will not increase the conversion rate; and

•	if the actual applicable price is less than $9.87per share (subject to adjustment), Midway will not increase the conversion rate.

Notwithstanding anything in the indenture to the contrary, Midway may not increase the conversion rate by more than 9.2361 shares per $1,000 principal amount of notes pursuant to the events described in the “Description of the Notes — Conversion Rights — The Increase in the Conversion Rate” section of the Preliminary Offering Memorandum,” but Midway will adjust such number of shares in the same manner in which, and for the same events for which, it must adjust the conversion rate as described under “Description of the Notes — Conversion Rights — Adjustments to the Conversion Rate.”

Limitation on the Incurrence of Additional Indebtedness:	Neither Midway nor any of its subsidiaries will incur any Indebtedness (as defined below) except for:

(1) unsecured Indebtedness, which, by its terms, is made expressly subordinate to Midway’s senior indebtedness and which at the time of incurrence has a final maturity no earlier than four years from the date of issuance of the notes offered hereby;

(2) other unsecured Indebtedness that ranks pari passu with or subordinated to the notes in an aggregate principal amount not to exceed $40 million at any one time outstanding;

(3) Refinancing Indebtedness (as defined below);

(4) Indebtedness in an amount not to exceed $30 million at any one time outstanding under Midway’s existing credit facility with Wells Fargo or any other facility that renews refunds, refinances, restructures, replaces, repays or extends such facility, in each case as such facility may be amended, restated, modified or supplemented from time to time;

(5) Indebtedness (including obligations under Capital Leases) incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof;

(6) intercompany Indebtedness between or among Midway and any of its subsidiaries;

5

(7) Indebtedness under Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Midway or any of its subsidiaries is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

(8) Indebtedness of a target assumed in an acquisition (but not incurred in connection with such acquisition);

(9) endorsement of instruments or other payment items for deposit;

(10) lease payment obligations incurred in connection with a Sale Leaseback Transaction.

For purposes of this covenant:

“Hedge Agreement” means any agreement that provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the exposure of Midway or any of its subsidiaries to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit or bankers acceptances; (c) all obligations as a lessee under any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, (d) obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (e) all obligations owing under Hedge Agreements; and (f) any obligation guarantying or intended to guaranty (whether directly or indirectly guarantied, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (e) above.

“Refinancing Indebtedness” means Indebtedness of Midway or any subsidiary issued to refinance Indebtedness of Midway or any subsidiary so long as:

(1) the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed refinancing does not exceed the aggregate principal amount (or accreted value as of such date, if applicable) of the Indebtedness being refinanced (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable expenses incurred by Midway in connection with such refinancing); and

(2) such new Indebtedness has:

(a) a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

(b) a final maturity that is equal to or later than the final maturity of the Indebtedness being refinanced; and

(3) if the Indebtedness being refinanced is:

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(a) Indebtedness of Midway, then such Refinancing Indebtedness will be Indebtedness of Midway; and

(b) subordinated Indebtedness, then such Refinancing Indebtedness will be subordinate to the notes offered hereby, at least to the same extent and in the same manner as the Indebtedness being refinanced.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Midway or any of its subsidiaries whereby the Company or any such subsidiary transfers such property to a person, and Midway or such subsidiary leases it from such person.
This final term sheet supplements and should be read in conjunction with the Preliminary Offering Memorandum dated May 8, 2006.
This communication is intended for the sole use of the person to whom it is provided by the sender.
These securities have not been registered under the Securities Act of 1933, as amended, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption.
ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

7

EXHIBIT A
OPINION OF GENERAL COUNSEL OF THE COMPANY
     I am the Senior Vice President, Secretary and General Counsel of Midway Games Inc., a Delaware corporation (the “Company”), and I, and attorneys over whom I exercise supervision, have acted as counsel for the Company in connection with the purchase from the Company by Banc of America Securities LLC (the “Initial Purchaser”), pursuant to the Purchase Agreement, dated as of May 24, 2006 (the “Purchase Agreement”), by and between the Company and the Initial Purchaser, of $75 million aggregate principal amount of the Company’s 7.125% Convertible Senior Notes due 2026 (the “Bonds”) issued under the Indenture, dated as of May 30, 2006, by and between the Company and Wells Fargo Bank, N.A., as trustee. This letter is furnished to the Initial Purchaser pursuant to Section 7(a) of the Purchase Agreement. Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Purchase Agreement.
     In connection with the opinions expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that:
1.	The authorized capital stock of the Company as of the date hereof is as set forth in the section of the Preliminary Memorandum and the Final Memorandum entitled “Capitalization,” and, as of March 31, 2006, the issued and outstanding capital stock of the Company was as set forth under the heading entitled “Actual” in such section.

2.	The outstanding shares of capital stock of the Company have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable and were not issued in violation of the Amended and Restated Certificate of Incorporation of the Company or Amended and Restated By-laws of the Company.

3.	To such counsel’s knowledge, the holders of shares of the Company’s capital stock are not entitled to any contractual preemptive rights, resale rights, rights of first refusal or similar rights.

4.	All of the issued and outstanding shares of capital stock of Midway Games West Inc., Midway Home Entertainment Inc., Midway Studios — Austin Inc., Midway Studios — Los Angeles Inc. and Surreal Software Inc. (the “Corporate Subsidiaries”) have been duly authorized, validly issued and are fully paid and nonassessable, and all of the outstanding limited liability company interests in Midway Amusement Games, LLC (the “LLC Subsidiary”) have been duly authorized, validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of each of the Corporate Subsidiaries and the outstanding limited liability company interests in the LLC Subsidiary are owned by the Company, directly or indirectly through subsidiaries, free and clear of any lien,
Exh.-A-1

encumbrance, claim or equity (except for those liens arising under the Loan and Security Agreement by and among the Company, specified Subsidiaries of the Company and Wells Fargo Foothill, Inc., dated as of March 3, 2004, as amended).

5.	Except as set forth in the Preliminary Memorandum and the Final Memorandum, to my knowledge, there are no actions, suits, claims, investigations or proceedings pending, threatened or contemplated to which the Company or any of its Subsidiaries or any of its officers is subject or of which any of their respective properties, is subject at law or in equity or before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, that would be required to be described in the Preliminary Memorandum or the Final Memorandum, if such Memorandum were included in a registration statement filed pursuant to the Securities Act, and are not so described.

6.	To such counsel’s knowledge, there are no affiliate transactions, off-balance sheet transactions, contracts, licenses, agreements, leases or documents of a character required to be disclosed in or filed as an exhibit to the Company’s filings with the Securities and Exchange Commission that have not been so disclosed or filed.
     The opinions expressed herein are limited to (i) the laws of the State of Illinois and (ii) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, in each case as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.
     This opinion is furnished to you, as Initial Purchaser, solely for your benefit with respect to your purchase of the Bonds from the Company upon the understanding that I am not hereby assuming any professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.
Exh.-A-2

EXHIBIT B
OPINION OF COUNSEL FOR THE COMPANY
     We have acted as special counsel for Midway Games Inc., a Delaware corporation (the “Company”), in connection with the purchase from the Company by Banc of America Securities LLC (the “Initial Purchaser”), pursuant to the Purchase Agreement, dated as of May 24, 2006 (the “Purchase Agreement”), by and between the Company and the Initial Purchaser, of $75 million aggregate principal amount of the Company’s 7.125% Convertible Senior Notes due 2026 (the “Bonds”) issued under the Indenture, dated as of May 30, 2006 (the “Indenture”), by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). This letter is furnished to the Initial Purchaser pursuant to Section 7(b) of the Purchase Agreement. Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Purchase Agreement.
     In connection with the opinions and views expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions and views. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Company is a corporation existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to conduct its business and to own or lease its properties as described in the Final Memorandum and to execute and deliver the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Bonds and perform its obligations thereunder. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction and as of the dates listed on Exhibit A attached hereto.

2.	Each of the Company’s Subsidiaries listed on Exhibit B attached hereto (collectively, the “Specified Subsidiaries”) is a corporation or a limited liability company existing and in good standing under the laws of its jurisdiction of incorporation or organization as of the date listed opposite such Specified Subsidiary’s name on Exhibit B attached hereto, with the corporate or limited liability company power and authority to conduct its business and to own or lease its properties as described in the Final Memorandum. Each of the Specified Subsidiaries is qualified to do business and is in good standing as a foreign corporation or foreign limited liability company in each jurisdiction and as of the dates listed on Exhibit B attached hereto.

3.	The Indenture has been authorized by all necessary corporate action of, and executed and delivered by, the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
Exh.-B-1

4.	The Bonds have been authorized by all necessary corporate action of, and executed by, the Company, and, when the Bonds are authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will have been validly issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	The Registration Rights Agreement has been authorized by all necessary corporate action of, and executed and delivered by, the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

6.	The Purchase Agreement has been authorized by all necessary corporate action of, and executed and delivered by, the Company.

7.	It is not necessary in connection with the offer and sale of the Bonds to the Initial Purchaser under the Purchase Agreement or in connection with the initial resale of the Bonds by the Initial Purchaser in accordance with the Purchase Agreement to register the Bonds under the Securities Act of 1933 (the “Securities Act”) or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

8.	No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance of the Purchase Agreement, the Indenture and the Registration Rights Agreement by the Company, or in connection with the issuance or sale of the Bonds by the Company to the Initial Purchaser or the issuance of Shares by the Company upon conversion of the Bonds pursuant to the terms and conditions of the Bonds and the Indenture, except as may be required under (i) state securities or blue sky laws or (ii) the Securities Act, the Securities Exchange Act of 1934 or the Trust Indenture Act.

9.	The (i) execution, delivery and performance of (A) the Indenture by the Company, (B) the Purchase Agreement by the Company and (C) the Registration Rights Agreement by the Company, (ii) issuance and sale of the Bonds by the Company and issuance of the Shares by the Company upon conversion of the Bonds pursuant to the terms and conditions of the Bonds and the Indenture, and (iii) compliance with the terms and provisions thereof by the Company will not violate any law or regulation known to us to be generally applicable to transactions of this type, or any order or decree of any court, arbitrator or governmental agency that is binding upon the Company or its property or violate or result in a default under any of the terms and provisions of the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Company or any agreement to which the Company is a party or bound (this opinion being limited (i) to those orders and
Exh.-B-2

decrees identified on Exhibit C attached hereto and to those agreements identified on Exhibit D attached hereto, and (ii) in that we express no opinion with respect to any violation (a) not readily ascertainable from the face of any such order, decree or agreement, (b) arising under or based upon any cross default provision insofar as it relates to a default under an agreement not identified on Exhibit D attached hereto, or (c) arising as a result of any violation of any agreement or covenant by failure to comply with any financial or numerical requirement requiring computation).

10.	The Shares initially issuable upon conversion of the Bonds have been authorized by all necessary corporate action of the Company and, when issued upon conversion of the Bonds pursuant to the terms and conditions of the Bonds and the Indenture, will be validly issued, fully paid and nonassessable.

11.	The holders of shares of the Company’s capital stock are not entitled to any statutory pre-emptive rights pursuant to the laws of the State of Delaware, or any pre-emptive rights pursuant to the Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Company.

12.	The Company is not required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940.

13.	The statements contained in the Final Memorandum under the captions “Description of the Notes,” “Description of Capital Stock” and “Material US Federal Income Tax Consequences,” insofar as such statements purport to summarize legal matters or provisions of documents referred to therein, present fair summaries of such legal matters and documents.
     We have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness (except as and to the extent set forth in paragraph 13 above) of the information contained in the Disclosure Package and the Final Memorandum. We have participated in the preparation of the Disclosure Package and the Final Memorandum. From time to time, we have had discussions with certain officers, directors and employees of the Company, with representatives of Ernst & Young LLP, the independent registered public accounting firm who examined the financial statements of the Company included or incorporated by reference in the Disclosure Package and the Final Memorandum, with the Initial Purchaser and with counsel to the Initial Purchaser. Based upon our participation and discussions described above, however, no facts have come to our attention that cause us to believe that the Disclosure Package, as of 9:15 A.M. Eastern time on May 24, 2006 (which is the time that you have informed us was prior to the first contract of sale of any Bonds by the Initial Purchaser), when read in conjunction with the May 3 Release, or that the Final Memorandum, as of its date and as of the date hereof, when read in conjunction with the May 3 Release, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that we express no view with respect to (i) the financial statements, financial schedules and other financial data included or incorporated by reference
Exh.-B-3

therein or (ii) the information referred to under the caption “Independent Registered Public Accounting Firm” as having been included or incorporated by reference therein on the authority of Ernst & Young LLP.
     The opinions and views set forth above are subject to the following limitations, qualifications and assumptions:
     We have assumed, for purposes of the opinions and views expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. For the purposes of the opinions and views expressed herein, we also have assumed that each of the Initial Purchaser and the Trustee has authorized, executed, authenticated and delivered the documents or securities to which each of them is a party and that each of such documents or securities is the valid, binding and enforceable obligation of each of the Initial Purchaser and the Trustee, as applicable.
     As to any facts relevant to our opinions, we have relied upon and assume the accuracy of the representations and warranties contained in the Purchase Agreement from the Company and the Initial Purchaser, and compliance on the part of the Company and the Initial Purchaser with their respective covenants and agreements contained therein.
     The opinions expressed in paragraph 1 and 2 above with respect to the existence, good standing and/or foreign qualifications to do business, as the case may be, of the Company and the Specified Subsidiaries referred to therein, are based solely on certificates of public officials as to factual matters or legal conclusions set forth therein.
     Our opinions set forth in paragraphs 3, 4 and 5 above with respect to the enforceability of the documents or securities referred to in such opinions are subject to: (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally; (ii) general equitable principles, whether such principles are considered in a proceeding at law or in equity; (iii) the qualification that we express no opinion as to the validity, binding effect or enforceability of any provision in any document (A) relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, (B) relating to forum selection to the extent the forum is a federal court, (C) relating to forum selection to the extent that any relevant action or proceeding does not arise out of or relate to such document or to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York, (D) relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of New York or may be subject to constitutional limitations, (E) waiving any rights to trial by jury or (F) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that
Exh.-B-4

modifies any provision of such documents; and (iv) the effect of applicable rules of law that (A) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected, (B) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable, and (C) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs.
     In rendering the opinions set forth in paragraph 7 above, we have assumed (i) that the offer and sale of the Bonds will be conducted solely in the manner contemplated by the Purchase Agreement and the Final Memorandum; (ii) the accuracy and completeness of the respective representations and warranties of the Company and the Initial Purchaser and compliance with their respective covenants and agreements as set forth in the Purchase Agreement, it being understood that no opinion is hereby expressed as to any resale of the Bonds other than the initial resale of the Bonds by the Initial Purchaser as contemplated by the Purchase Agreement; and (iii) that each subsequent purchaser of any Bonds will not reoffer or resell any Bonds within the United States or to U. S. persons (as such term is defined in Regulation S promulgated under the Securities Act) except in accordance with Rule 144A or Regulation S under the Securities Act or otherwise pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act.
     The opinions and views expressed herein are limited to (i) the federal securities laws of the United States of America, (ii) the laws of the State of New York, (iii) the General Corporation Law of the State of Delaware and (iv) solely with respect to the opinions set forth in paragraphs 1 and 2 above, (A) the Delaware Limited Liability Company Act, (B) the laws of the State of Illinois, (C) the laws of the State of California and (D) the laws of the State of Texas, in each case as currently in effect, and we express no opinion or view as to the effect of the laws of any other jurisdiction on the opinions and views expressed herein.
     We express no opinion or view as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of the addressee or any other person or entity with any state or federal laws or regulations applicable to each of them by reason of their status as or affiliation with a federally insured depository institution. Our opinions and views are limited to those expressly set forth herein, and we express no opinions or views by implication.
     This letter is furnished by us to you solely for the benefit of the Initial Purchaser and solely with respect to the purchase of the Bonds from the Company by the Initial Purchaser, upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever, and that this letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.
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EXHIBIT C
OFFICERS’ CERTIFICATE
1.	I have reviewed the Disclosure Package and the Final Memorandum.

2.	The representations and warranties of the Company as set forth in the Purchase Agreement are true and correct as of the Time of Purchase.

3.	The Company has performed all of its obligations under the Purchase Agreement as are to be performed at or before the Time of Purchase.

4.	The conditions set forth in paragraphs (e) and (f) of Section 7 of the Purchase Agreement have been met.

5.	The financial statements and other financial information included in the Disclosure Package and the Final Memorandum fairly present in all material respects the financial condition, results of operations, and cash flows of the Company as of, and for, the periods presented in the Disclosure Package and the Final Memorandum.
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EXHIBIT D
Midway Games Inc.
Common Stock
($0.01 Par Value)
May __, 2006
BANC OF AMERICA SECURITIES LLC
As Initial Purchaser
9 W. 57th Street, 22nd Floor
New York, New York 10019
Ladies and Gentlemen:
This Lock-Up Letter Agreement is being delivered to you, as Initial Purchaser, in connection with the consummation of the transactions contemplated by the proposed Purchase Agreement (the “Purchase Agreement”) to be entered into by Midway Games Inc. (or its successor, the “Company”) and the Initial Purchaser named therein, relating to an offering without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on Rule 144A under the Act (the “Offering”) of Convertible Senior Notes due 2026 of the Company (the “Notes”).
In order to induce the Initial Purchaser to enter into the Purchase Agreement, the undersigned agrees that for a period from the date hereof until the end of a period of 90 days after the date of the Final Memorandum (as defined in the Purchase Agreement) relating to the Offering the undersigned will not, without the prior written consent of Banc of America Securities LLC, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock, whether any such transaction is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing with Banc of America Securities LLC to be bound by the terms of this Lock-Up Letter Agreement, (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with Banc of America Securities LLC to be bound by the terms of this Lock-Up Letter Agreement, or (c) transfers by will or intestate succession provided that the transferee agrees in writing with Banc of America Securities LLC to be bound by the terms of this Lock-Up Letter Agreement. If
Exh.-D-1

(1)	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 90-day restricted period and ends on the last day of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)	prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this letter shall continue to apply until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.
In addition, the undersigned hereby waives any rights the undersigned may have to require registration of Common Stock or any other securities in connection with the filing of a resale registration statement pursuant to the proposed Registration Rights Agreement among the Company and the Initial Purchaser relating to the securities sold in the Offering and any rights the undersigned may have to notice of the proposed filing of such registration statement. The undersigned further agrees that, for a period of 90 days after the date of the final offering memorandum relating to the Offering, the undersigned will not, without the prior written consent of Banc of America Securities LLC, make any demand for, or exercise any right with respect to, the registration of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock.
The undersigned also consents and agrees to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s securities of the Company except in compliance with this Lock-Up Letter Agreement.
If (i) the Company notifies you in writing that it does not intend to proceed with the Offering or (ii) for any reason the Purchase Agreement shall be terminated prior to the Time of Purchase (as defined in the Purchase Agreement), this Lock-Up Letter Agreement shall be terminated and the undersigned shall be released from its obligations hereunder. In addition, if the closing of the Offering has not occurred prior to September 1, 2006, this Lock-Up Letter Agreement shall automatically terminate on September 1, 2006 and the undersigned shall be released from its obligations hereunder.

Yours very truly,

Name:

Exh.-D-2